Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES STOCK REPURCHASE PROGRAM

LAS VEGAS, NV, May 27, 2016 – Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“Pinnacle” or the “Company”) announced today that its Board of Directors has authorized a $50 million stock repurchase program.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle, commented, “Our senior leadership and board of directors strongly believe that our free cash flow profile, growth prospects, long-term strategy and ability to execute on our operations represent an attractive investment opportunity. We are pleased that our strong balance sheet and free cash flow generation allows us to capitalize on this by repurchasing our shares, while at the same time continuing to invest in our existing businesses and pursue external growth opportunities. The stock repurchase program announced today is a reflection of our conviction in our strategy, the strength of our businesses and our commitment to delivering long-term value for our shareholders. We intend to fund the share repurchase program with cash flow from operations.”

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About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On March 29, 2016, the Company entered into a definitive agreement with a subsidiary of Gaming and Leisure Properties, Inc. to acquire the operations of The Meadows Racetrack and Casino for total consideration of $138.0 million. The transaction is subject to the approvals of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission, and other customary closing conditions. The transaction is expected to close by the end of the 2016 third quarter.

Cautionary Language Regarding Forward-Looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s share repurchase authorization and timing and ability to repurchase shares of the Company’s common stock under a share repurchase program and the Company’s ability to close the transaction for The Meadows Racetrack and Casino and obtain the approvals of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to, (a) fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources may affect the Company’s share repurchase program; (b) the transaction regarding the Meadows may not be completed on any particular timeframe or at all; and (c) other risks as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Information Statement on Form 10, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Investor Relations & Financial Media
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777